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                                                                    EXHIBIT 10.8


                                October 26, 2001


HUNT FAMILY INVESTMENTS, L.L.L.P.
3935 Paces Manor
Atlanta, Georgia 30339
Attention:  Marshall B. Hunt


         Re: That certain Limited Guaranty dated of even date herewith executed by HUNT FAMILY INVESTMENTS, L.L.L.P. in favor of Bank of America, N.A. ("Bank") guarantying that certain Note dated May 26, 1998, made by Horizon Medical Products, Inc. ("Borrower") to the order of Bank in the principal face amount of Fifty Million Dollars ($50,000,000) (hereinafter referred to as the "Note"), and that certain Amended and Restated Credit Agreement, dated as of May 26, 1998, (the "Credit Agreement") as amended by the First Amendment to Amended and Restated Credit Agreement dated as of November 11, 1998, the Second Amendment to Amended and Restated Credit Agreement and Waiver dated as of March 31, 1999, the Third Amendment to the Amended and Restated Credit Agreement and Waiver dated March 29, 2000, the Fourth Amendment to the Amended and Restated Credit Agreement and Waiver dated June 6, 2000, the Fifth Amendment to the Amended and Restated Credit Agreement and Waiver dated August 14, 2000 and by that certain Forbearance Agreement dated March 30, 2001, as amended by that certain First Amendment to Forbearance Agreement dated March 31, 2001 and that certain Second Amendment to Forbearance Agreement dated October 16, 2001 (the "Guaranty") and that certain Securities Pledge Agreement dated of even date herewith executed by HUNT FAMILY INVESTMENTS, L.L.L.P. in favor of Bank (the "Pledge Agreement")

Dear Sir/Madam:

         Reference is hereby made to the above referenced Limited Guaranty and Pledge Agreement. This letter constitutes the agreement of Bank to hold the Limited Guaranty and Pledge Agreement as escrow agent and in escrow until such time as Marshall Hunt interferes with the daily operations of the Borrower in the reasonable discretion of the Bank. If Marshall Hunt interferes with the daily operations of the Borrower in the reasonable discretion of the Bank, the Bank shall provide notice in writing of the breaking of the escrow to the addressee of this letter, which shall be deemed to have been given (i) 72 hours after being sent by certified or registered mail, return receipt requested, postage prepaid and addressed as set forth above; or (ii) if by personal delivery when personally delivered or (iii) if by facsimile, upon transmission and receipt. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice has been received shall also constitute service of notice. Once notice has been given, Bank shall have the right but not the obligation to exercise its remedies pursuant to the Limited Guaranty and the Pledge Agreement. This letter embodies and confirms the agreement of the Bank relating to the holding of the Limited Guaranty and Pledge Agreement in escrow and


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supercedes all prior agreements, representation and understandings relating to the subject matter hereof.

         The agreement of Bank to hold the documents in escrow shall terminate upon the earlier to occur of January 1, 2005 or such time as the Liability or Liabilities, as such terms are defined in the Limited Guaranty, are paid in full. Please indicate your acceptance and acknowledgement of the terms and conditions of this letter by executing this letter below and returning the executed copy to us.

                                              Very truly yours,

                                              BANK OF AMERICA, N.A.


                                              By
                                                -------------------------------
                                              Title
                                                   ----------------------------

Acknowledgement:


HUNT FAMILY INVESTMENTS, L.L.L.P.

By:
   --------------------------------------
         Name:  Marshall B. Hunt
         Title:  Managing General Partner